Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM JAPAN OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

For Immediate Release

5 January 2010

OFFER

by

KRAFT FOODS INC. (“KRAFT FOODS”)

for

CADBURY PLC (“CADBURY”)

EXTENSION OF OFFER

On 9 November 2009, Kraft Foods announced its firm intention to make an offer to acquire the whole of the issued and to be issued share capital of Cadbury (the “Offer”). The full terms and conditions of the Offer and the procedures for acceptance were set out in the offer documentation issued by Kraft Foods on 4 December 2009 (the “Offer Documentation”).

The Offer, which remains subject to the terms and conditions set out in the Offer Documentation, is being extended and will remain open for acceptance until the next closing date which will be 1.00 p.m. (London time) on 2 February 2010.

The Mix and Match Facility remains open in accordance with the terms and conditions set out in the Offer Documentation and will remain open until the end of the Subsequent Offer Period.

Cadbury Securityholders who have not yet accepted the Offer are urged to do so as soon as possible and in any event by 1.00 p.m. (London time) on 2 February 2010. Cadbury Securityholders holding via intermediaries should confirm the instruction deadline which the intermediaries have established to accept the Offer on their behalf. Full details of how to accept the Offer are set out in the Offer Documentation, which is available at: www.transactioninfo.com/kraftfoods/

Kraft Foods also announces that it has today published a Question & Answer document in relation to its definitive proxy statement filed on 18 December 2009. This document can be found at: www.transactioninfo.com/kraftfoods/

Kraft Foods will announce the levels of acceptances of the Offer as at 1.00 p.m. (London time) today, being the first closing date of the Offer, by 8.00 a.m. (London time) on Wednesday 6 January 2010 in accordance with the UK Takeover Code.

Other than as expressly set out in this announcement, capitalised terms used in this announcement shall have the meaning given to them in the Offer Document.

Enquiries

Kraft Foods

Perry Yeatman	(Media)	+1 847 646 4538
Chris Jakubik	(Investors)	+1 847 646 5494

Brunswick Group (public relations)

Richard Jacques		+44 20 7404 5959
Jonathan Glass		+44 20 7404 5959

Further information

This announcement will be available on Kraft Foods’ website (www.transactioninfo.com/kraftfoods/) by no later than 12 noon (London time) on 6 January 2010.

This announcement does not constitute, and must not be construed as, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of an offer to purchase or subscribe for any securities, pursuant to the Offer or otherwise. The full terms and conditions of the Offer, including details of how the Offer may be accepted, are set out in the Offer Documentation. Cadbury Securityholders who accept the Offer may rely only on the Offer Documentation for all the terms and conditions of the Offer.

This announcement is not a prospectus for the purposes of the EU Prospectus Directive. Cadbury Securityholders in the EU should not tender their shares except on the basis of information in the prospectus published pursuant to the EU Prospectus Directive on Kraft Foods’ website. In making their decision whether or not to accept the Offer, Cadbury Securityholders who are South African residents will need to take into account the Excon Regulations, and consider whether or not their acceptance of the Offer and their subsequent receipt of consideration for their Cadbury Shares from Kraft Foods, whether in the form of cash and/or New Kraft Foods Shares, will be in compliance with the Excon Regulations.

The release, publication or distribution of this announcement and any other Offer-related documentation in jurisdictions other than the UK, the US, Canada, France, Ireland or Spain, and the availability of the Offer to Cadbury Securityholders who are not resident in such jurisdictions may be affected by the laws or regulations of relevant jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the UK, the US, Canada, France, Ireland or Spain, and Cadbury Securityholders who are not resident in such jurisdictions should inform themselves of and observe any applicable requirements.

The Offer is not being extended and will not be extended, directly or indirectly, in or into or by use of the mails of, or by any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction or would require registration of the New Kraft Foods Shares, other than the US (a “Restricted Jurisdiction”). Accordingly, copies of this announcement and the Offer-related documentation are not being, and must not be, directly or indirectly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, custodians, nominees, and trustees) should observe these restrictions. Failure to observe such restrictions may render any purported acceptance of the Offer invalid.

Forward-Looking Statements

This announcement contains forward-looking statements regarding the Offer. Such statements include, but are not limited to, statements about the benefits of the proposed combination and other such statements that are not historical facts, which are or may be based on Kraft Foods’ plans, estimates and projections. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Kraft Foods’ control, that could cause Kraft Foods’ actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the Offer, and the risk factors set forth in Kraft Foods’ filings with the US Securities and Exchange Commission (“SEC”), including the registration statement on Form S-4 filed by Kraft Foods in connection with the Offer, Kraft Foods’ most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this announcement, except as required by applicable law or regulation.

Additional US-related information

This announcement is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury or Kraft Foods. Kraft Foods has filed a registration statement and tender offer documents with the SEC in connection with the Offer. Cadbury Shareholders who are US or Canadian residents and holders of Cadbury ADSs, wherever located, should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they contain important information. Those documents, as well as Kraft Foods’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at: www.kraftfoodscompany.com